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                                 EXHIBIT 10.R



                             CONSULTING AGREEMENT


    CONSULTING AGREEMENT, dated as of the 11th day of August, 1995 (this "Agreement"), by and among Louisiana-Pacific Corporation, a Delaware corporation (the "Company"), and James Eisses (the "Consultant").

                              W I T N E S E T H:

    WHEREAS, the Company desires the Consultant to render consulting services to it; and

    WHEREAS, the Consultant is willing to provide such consulting services to the Company.

    NOW, THEREFORE, in consideration of the premises, and on the terms and conditions herein contained, the parties hereto agree as follows:

    1. Engagement. The Company hereby engages the Consultant to provide consulting services to the Company pursuant to the terms and conditions of this Agreement and the Consultant hereby agrees to provide such services for the Company.

    2.    Term.

    (a)   Unless sooner terminated pursuant to paragraph (b) or (c) of this
Section 2, this Agreement shall remain in full force and effect for the period commencing on August 1, 1995, and ending on December 31, 1997.

    (b) The Company may terminate this Agreement only upon gross negligence or willful misconduct by Consultant in performing services under this Agreement.

    (c) Upon the termination of this Agreement upon written notice pursuant to this Section 2, neither the Company nor the Consultant shall have any liability or obligation to the other, except for (i) the obligation of the Company to pay the Consultant any due and payable consulting fee pursuant to
Section 5 for hi.s consulting services rendered for the Company prior to the termination of this Agreement, (ii) the obligation of the Company to reimburse expenses incurred by the Consultant pursuant to Section 6 and (iii) the confidentiality obligation of the Consultant pursuant to Section 7, all of which shall survive such termination.

    3.    Consulting Services.

    (a) The Consultant shall provide consulting services to the Company as requested thereby. Consultant shall not be required to devote more than 84 hours per month providing actual consulting services under this Agreement,

    (b) As requested, Consultant shall provide the Company with quarterly statements setting forth in reasonable detail the consulting services that the Consultant provided to the Company hereunder during the prior quarter.

    4. Nature of Relationship. The Consultant shall perform his consulting services hereunder in the capacity of an independent contractor and not as an employee or agent of the Company. Any provision to the contrary in this Agreement notwithstanding, the Consultant shall have no power or authority to execute or otherwise enter into any agreement on behalf of, or in any way to bind, the Company. The Consultant shall not be considered as being employed by the Company for any purpose, including without limitation, with respect to employee benefits generally applicable to the Company's employees. The Company shall carry no workers' compensation insurance or health or accident insurance for the Consultant. The Company shall pay no amounts on account of the Consultant for purposes of Social Security, unemployment insurance or federal or state withholding taxes, and the Company shall not provide any other contributions or benefits for the Consultant which might be expected in the context of an employer-employee relationship.

    5. Compensation. The Company shall pay the Consultant a consulting retainer fee of $33,333.00 per month, payable on the first day of each month beginning on August 1, 1995, and continuing thereafter until December 31, 1995, and thereafter at $11,111.00 per month until this Agreement shall be terminated pursuant to Section 2; provided, however, that if a payment date falls on a Saturday, Sunday or a day on which the Company's offices in Portland, Oregon are closed, the consulting fee shall be paid on the next succeeding business day of the Company. In the event of Consultant's death or disability prior to December 31, 1997, all remaining consulting payments shall be paid on a monthly basis to Consultant's estate or administrator.

    6. Expenses. During the term of this Agreement, the Company shall be responsible for Consultant's reasonable expenses incurred in performing his consulting services hereunder, including expenses for travel, telephone, mail and similar items.

    7. Confidentiality and Non-Disclosure. The Consultant acknowledges that during the course of performing his consulting services hereunder, he may be exposed to and given confidential investment, financial, operational, marketing and other information about the Company and certain of its operations. The Consultant hereby agrees that he will not in any way, form or manner disclose any such confidential information to any entity or person for any reason, except that the Consultant may disclose any such information to his associates, agents and representatives as necessary in order for the Consultant to render the consulting services described herein. Any provision of this Agreement to the contrary notwithstanding, the foregoing confidentiality obligation shall not apply to:

    (a) Information which is or becomes public information other than due to the Consultant's breach of his duty of confidentiality hereunder;

    (b) Information which has been or is obtained by the Consultant from other persons or entities which to the best knowledge of the Consultant are not thereby violating any duty of confidentiality to the Company; or

    (c) Information required to be disclosed by the Consultant under applicable law if the Consultant determines in-good faith that the Consultant is required to disclose such information and the Consultant gives prior written notice to the Company of such requirement prior to disclosing such information.

    8.    Noncompetition.

    (a) During the term of this Agreement, the Consultant shall not, within any jurisdiction in which the Company or any of its affiliates is duly qualified to do business, or within any marketing area, which shall in no event be larger than a state, in which the Company or any of its affiliates is doing a substantial amount of business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Company. The decision of the Company's Board of Directors as to what constitutes a competing business shall be final and binding upon the Consultant. For these purposes, the Consultant's ownership of securities of a public company not in excess of one percent (it) of any class of such securities shall not be considered to be competition with the Company.

    (b) During the term of this Agreement, the Consultant agrees to refrain from interfering with the employment relationship between the Company and its employees by soliciting any of such individuals to participate in independent business ventures and agrees to refrain from soliciting business from any client or prospective client of the Company for the Consultant's benefit or for any entity in which the Consultant has an interest or is employed.

    (c) It is the desire and intent of the parties hereto that the provisions of this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The Consultant hereby agrees that upon his actual or threatened breach or violation of the commitments and obligations contained in this Section 8, the Company shall be entitled to seek both preliminary and permanent injunctive relief, in any action or proceeding brought in an appropriate court having jurisdiction over the Consultant, to restrain him from committing any violation of said commitments and obligations.

    9. Non-Assignability. Except as provided in Paragraph 5 above, neither the Consultant nor the Company shall have any right to anticipate, alienate, sell, assign, transfer, pledge, encumber or otherwise dispose of any right, interest, benefit or payment under this Agreement and any attempted anticipation, alienation, sale, assignment, transfer, pledge, encumbrance or other disposition of any of such rights, interest, benefits or payments contrary to the provisions hereof shall be null and void and without effect. All rights, interests, benefits and payments under this Agreement shall, to the maximum extent permitted by law, be exempt from the claims of any creditor or other person prior to the actual receipt thereof by the person entitled to receive the same hereunder.

    10. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior understandings and agreements, oral or written, and cannot be changed or amended except by the written agreement of the Consultant and the Company. This Agreement is not intended to confer upon any person other than the parties hereto, and, solely for purposes of Section 13, those persons described in Section 13, any rights or remedies hereunder.

    11. Parties Bound. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon its successors and assigns.

    12. Governing Law. Any dispute arising under this Agreement shall be governed by the laws of the State of Idaho, and the situs of any action shall be the Federal or State courts in Coeur d'Alene, Idaho.

    13. Limitation of Liability of Consultant. Neither the Consultant nor his associates, agents or representatives shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from gross negligence or willful misconduct on the Consultant's part in the performance of his consulting services hereunder.

    14. Notices. All notices, statements, instructions or documents required to be provided pursuant to this Agreement shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, addressed to, or sent by telegram, telex, telecopy or similar form of telecommunication (with a copy to follow by mail in the manner described above):

If to the Company, at:

    Louisiana-Pacific Corporation
    111 S.W. 5th Avenue
    Portland, Oregon 97204
    Attention: General Counsel
    Telecopy: (503) 796-0105

If to the Consultant, at:

    Mr. James Eisses
    E. 3060 Crestwood Court
    Coeur d'Alene, Idaho 83814
    Telecopy: (208) 772-1784

and:

    Mr. Dan DeRuyter
    Douglas Eden Phillips & DeRuyter
    422 West Riverside, Suite 909
    Spokane, Washington 99201
    Telecopy: (509) 455-5348

Either party hereto may from time to time change its address for communications under this Section 14 by giving written notice of such changed address to the other party hereto, which change shall become effective for purposes of this Section 14 seven (7) days following receipt of such notice.

    15. Severability. If any provision of this Agreement (or part thereof) shall be held to be invalid or unenforceable under applicable law, the invalidity or unenforceability thereof shall not affect the validity or enforceability of the remaining provisions hereof and each such other provision (or the remainder of such provision) shall, to the full extent consistent with applicable law, continue in full force and effect.

    16. Books and Records. The Consultant hereby agrees that all books and records relating in any manner to the business of the Company, and all other files, books and records and other materials owned by the Company or used by it in connection with the conduct of its business, whether prepared by the Consultant or otherwise coming into the Consultant's possession, shall be the exclusive property of the Company regardless of which party prepared the original material, books or records. All such books, records and other materials shall be returned immediately to the Company upon the termination of the Consultant's services hereunder.

    17. Headings. The headings of the Sections of this Agreement are intended for convenience of reference only and not to constitute a part hereof or otherwise to be indicative of the scope or content of the Sections of this Agreement.

    18. Execution of Agreement. This Agreement may be executed in counterparts.

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    IN WITNESS WHEREOF, the Company and the Consultant have caused this
Agreement to be executed and entered into as of the date first set forth above.


                                  LOUISIANA-PACIFIC CORPORATION


                                  By __________________________
                                  Its _________________________


                                  JAMES EISSES - CONSULTANT


                                  /s/ JAMES EISSES